UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2012 (July 12, 2012)

Broadview Networks Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-142946

(Commission File Number)

11-3310798

(IRS Employer Identification No.)

800 Westchester Avenue, Rye Brook, NY 10573

(914) 922-7000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 13, 2012, Broadview Networks Holdings, Inc. (the “Company”) and each of its direct and indirect subsidiaries entered into a Restructuring Support Agreement (the “Support Agreement”) with stockholders of the Company (the “Consenting Equity Holders”) holding approximately 70% of the Company’s outstanding preferred stock, par value $0.01 per share, and holders (the “Consenting Noteholders” and, together with the Consenting Equity Holders, the “Plan Support Parties”) representing approximately 66  2/3% of the Company’s outstanding 11  3/8% Senior Secured Notes due 2012 (the “Notes”).

The terms of the Support Agreement provide that (as defined therein) the Company and the Plan Support Parties have agreed to support and consummate a restructuring (the “Restructuring”) of the Company’s outstanding obligations under (i) its outstanding Notes and (ii) its Credit Agreement, dated as of August 23, 2006, with the CIT Group/Business Credit, Inc., as administrative agent, collateral agent and documentation agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Restructuring may be effected through the commencement of reorganization cases by the filing of voluntary petitions under chapter 11 of title 11 of the United States Code or through an out of court exchange offer, in either case, in accordance with the terms of the Support Agreement and the term sheet appended thereto. In connection with the Restructuring, the Company has agreed to, among other things, solicit the holders of its Notes and the holders of its outstanding preferred stock for acceptances of the Restructuring through a prepackaged chapter 11 plan of reorganization (the “Plan”), which the Company may combine with an exchange offer for its Notes, provided 100% of the Notes are validly tendered and exchanged. The Company has also agreed to take any and all necessary and appropriate actions in furtherance of the Restructuring as contemplated by the Support Agreement. Pursuant to the terms of the Support Agreement, (i) the Consenting Noteholders have agreed, among other things, to exchange all of their Notes for shares of new common stock and new notes to be issued under the Plan (as described further below), (ii) the Consenting Equity Holders have agreed, among other things, to the cancellation of their outstanding equity interests in the Company in exchange for shares of new common stock in accordance with the Plan, and (iii) both the Consenting Noteholders and the Consenting Equity Holders have agreed, among other things, to vote in favor of the Plan and to refrain from taking any action that is inconsistent with or would materially delay or impede approval, confirmation or consummation of the Restructuring and the transactions contemplated by the Support Agreement, including the Plan. The failure to satisfy certain milestones on or prior to specified dates or the occurrence of certain other events, in each case as set forth in the Support Agreement, may result in a termination of the Support Agreement.

Pursuant to the terms of the Plan, all of the Company’s existing capital stock, including options, warrants or other rights to purchase such capital stock, will be cancelled upon the completion of the Restructuring. At such time, holders of the Company’s Notes will be entitled to receive, in exchange for the Notes, their pro rata share of (i) $150,000,000 in aggregate principal amount of new senior secured notes and (ii) shares of new common stock representing 97.5% of the Company’s outstanding capital stock as of the closing of the Restructuring, subject to dilution by the exercise of warrants and the issuance of equity pursuant to a management incentive plan, in each case in connection with the Restructuring. Holders of the Company’s existing preferred stock will be entitled to receive their pro rata share of (i) shares of new common stock representing 2.5% of the Company’s outstanding capital stock as of the closing of the Restructuring (subject to dilution as described above), and (ii) two tranches of eight-year warrants to acquire shares of new common stock representing, in the aggregate, up to 15.0% of the Company’s outstanding capital stock following the Restructuring (subject to dilution as described above).

The description of the Support Agreement above does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, a copy of which is filed herewith as Exhibit 10.28 and is incorporated in this Item 1.01 by reference. Any information disclosed in this Current Report on Form 8-K or the exhibits hereto shall not be construed as an admission that such information is material.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

Employment Agreements

On July 12, 2012, the Company entered into employment agreements with each of (i) Michael K. Robinson, its Chief Executive Officer, (ii) Terrence J. Anderson, its Executive Vice President, Corporate Development, (iii) Brian P. Crotty, its Chief Operating Officer, (iv) Charles C. Hunter, its Executive Vice President, General Counsel and Secretary, (v) Corey Rinker, its Chief Financial Officer, and (vi) Kenneth A. Shulman, its Chief Technology Officer and Chief Information Officer. Pursuant to the employment agreements, Mr. Robinson will be entitled to an annual base salary of $450,000 and a target annual bonus of 100% of his base salary, Mr. Crotty will be entitled to an annual base salary of $335,000 and a target annual bonus of 70% of his base salary, and each of Messrs. Anderson, Hunter, Rinker and Shulman will be entitled to a base salary of $270,000 with a target annual bonus of 40% of his base salary. Mr. Robinson is also entitled to be reimbursed for reasonable travel and lodging expenses incurred in connection with travel to and from his primary residence and the Company’s headquarters in New York, plus a gross up payment for any taxes incurred as a result of such reimbursement.

If an executive is terminated by the Company without cause or, within twelve months following a change in control (except for Mr. Robinson who may trigger good reason before or after a change in control), or by the executive for good reason, the executive will be entitled to (i) a lump sum cash payment equal to one and a half times (or two times in the case of Mr. Robinson) the sum of his highest annualized base salary during the one year period immediately preceding the termination date and his target annual bonus, (ii) a pro rata target bonus for the year of termination, (iii) accelerated vesting of all outstanding equity awards, and (iv) a continuation of benefits for up to eighteen (or, in the case of Mr. Robinson, twenty-four) months following such termination. Each executive has agreed to customary noncompete and nonsolicit covenants that apply for a period of between one and a half and two years following any termination of employment. In addition, if any amounts payable to Mr. Robinson following a change in control become subject to an excise tax under Section 4999 of the Internal Revenue Code, he will be entitled to a gross-up payment to make him whole for any excise tax he is required to pay.

Annual Incentive Plan

Upon executing their employment agreements, each executive became eligible to participate in the Company’s 2012 annual incentive program, pursuant to which each executive will be eligible to receive an annual bonus upon the achievement of certain Company and individual performance targets. For 2012, the performance targets will be based 60% on adjusted EBITDA, 15% on free cash flow, 15% on revenue, and 10% on individual performance targets. The bonuses are expected to be paid in the first quarter of 2013, subject to achievement of the applicable performance targets.

Transaction Bonus Plan

Additionally, upon executing their employment agreements, each executive became eligible to participate in the Company’s Transaction Bonus Plan (the “Transaction Plan”). The Transaction Plan will be administered by the compensation committee and the board of directors of the Company, which will have the authority to interpret and make all determinations necessary under the Transaction Plan. Upon the occurrence of a change in control of the Company or a restructuring of the Company’s debt, the Company shall establish a bonus pool, the size of which is based on the net equity value received by the existing equityholders in connection with such event. Subject to continued employment through the date of the applicable transaction, Mr. Robinson will be entitled to 25% of the bonus pool, Mr. Crotty will be entitled to 15% of the bonus pool, and each of Messrs. Anderson, Hunter, Rinker and Shulman will be entitled to 7.5% of the bonus pool. Payments under the Transaction Plan will either be in cash or stock, depending on the form of the consideration received by the Company’s stockholders in connection with the transaction.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 12, 2012, an amendment to the Company’s Tenth Amended and Restated Certificate of Incorporation (the “Charter Amendment”) was filed with the Secretary of State of the State of Delaware and became effective on such date. The Charter Amendment provides for changes to the definitions of “Absolute Liquidation Preference” and “Series C Liquidation Preference” relating to the Company’s preferred stock. The description of the Charter Amendment above does not purport to be complete and is qualified in its entirety by reference to the Charter Amendment, a copy of which is filed herewith as Exhibit 3.1 and is incorporated in this Item 5.03 by reference.

Item 8.01	Other Events.

On July 13, 2012, the Company issued a press release announcing the execution of the Support Agreement, and a copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On July 13, 2012, the Company commenced a solicitation for acceptances of the Plan in accordance with the Support Agreement. A copy of the Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization (together with the exhibits thereto) being used in connection therewith is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

On July 13, 2012, the Company made available on its website at http://www.broadviewnet.com a presentation relating to the Company’s business and operations that, among things, updates information concerning the Company. A copy of the Company’s presentation is furnished as Exhibit 99.3 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

3.1	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of the Company, effective as of July 12, 2012.

10.28	Restructuring Support Agreement, dated July 13, 2012.

99.1	Company Press Release, dated July 13, 2012.

99.2	Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization, dated July 13, 2012 (together with the exhibits thereto).

99.3	Company Presentation, dated July , 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2012

BROADVIEW NETWORKS HOLDINGS, INC.

By:	/s/ Corey Rinker
Name:	Corey Rinker
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of the Company, effective as of July 12, 2012.

10.28	Restructuring Support Agreement, dated July 13, 2012.

99.1	Company Press Release, dated July 13, 2012.

99.2	Disclosure Statement for Solicitation of Acceptances of a Prepackaged Plan of Reorganization, dated July 13, 2012 (together with the exhibits thereto).

99.3	Company Presentation, dated July , 2012.